UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2005

Chiron Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-12798	94-2754624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4560 Horton Street, Emeryville, CA		94608
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (510) 655-8730

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2005, Chiron Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Novartis Corporation (“Novartis”), Novartis Biotech Partnership, Inc., a subsidiary of Novartis (“Merger Sub”), and Novartis AG.  Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation.  In the merger, each share of Common Stock of the Company, other than those held by Novartis and its affiliates, will be converted into the right to receive $45.00 per share in cash.  Completion of the Merger is subject to approval of (i) the holders of a majority of the outstanding shares of Common Stock and (ii) the holders of a majority of the outstanding shares of Common Stock, excluding shares of Common Stock owned by Novartis and its affiliates.  The Merger Agreement is also subject to the satisfaction of other customary conditions, including governmental and regulatory approvals.  Chiron expects that the transaction will be completed in the first half of 2006.

Immediately prior to signing the Merger Agreement, the Company gave notice to Novartis that it was exercising its right under the Subscription Agreement, dated as of November 20, 1994 among Novartis, a subsidiary of Novartis, and the Company, to require Novartis to purchase shares of the Company’s Common Stock for an aggregate purchase price of $300,000,000.00 at a per share purchase price of $43.50.

Novartis AG, together with certain of its direct and indirect subsidiaries, currently owns 42% of the outstanding Common Stock of the Company.

The Merger Agreement is attached to this Form 8-K as Exhibit 2.01 and is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description

2.01

Agreement and Plan of Merger, dated as of October 30, 2005, by and among Novartis Corporation, Novartis Biotech Partnership, Inc., a subsidiary of Novartis Corporation, Chiron Corporation and Novartis AG.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIRON CORPORATION
(Registrant)

Date: November 1, 2005	By:	/s/ Jessica Hoover
Jessica Hoover
Vice President, Head of Corporate
Business Development